INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Delta Oil and Gas, Inc.
(A Development stage Company)

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-153880 of our report dated March 23, 2007, relating to the consolidated balance sheet of Delta Oil and Gas, Inc. (a Development Stage Company) as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash Flows for the year ended December 31, 2006, and for the period from inception on January 9, 2001 through to December 31, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-4.

 /s/ TELFORD SADOVNICK, P.L.L.C.
       TELFORD SADOVNICK, P.L.L.C.
       CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
January 21, 2009